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Media Contact	Investor Contact
Len Dieterle	Brian Denyeau
Aspen Technology	ICR for Aspen Technology
+1 781-221-4291	+1 646-277-1251
len.dieterle@aspentech.com	brian.denyeau@icrinc.com

Aspen Technology Appoints Robert Beauchamp
to its Board of Directors

BEDFORD, Mass. – July 14, 2022 – Aspen Technology, Inc. (NASDAQ: AZPN), a global leader in industrial software, today announced that Robert “Bob” Beauchamp has been appointed to its Board of Directors. Mr. Beauchamp’s appointment fills the remaining open seat following AspenTech’s completion of its transaction with Emerson (NYSE:EMR) in May.

Mr. Beauchamp brings more than 30 years of significant business leadership, industrial technology and M&A experience, most recently serving as Chairman of the Board at BMC Software, a recognized leader in business service management. Mr. Beauchamp joined BMC in 1988 as a sales executive and rapidly rose through the organization by leading key initiatives in research and development, strategic marketing and corporate development, ultimately becoming CEO for more than 16 years and Chairman of the Board for 12 years.

“I am delighted to welcome Bob to our new and expanded Board of Directors,” said Antonio Pietri, president and CEO of AspenTech. “His broad and proven leadership credentials will serve the company well as we move into this exciting new phase of growth and development as we help industrial leaders achieve their sustainability and profitability objectives.”

“I am honored to join the AspenTech team, especially at this time when the company’s unique expertise and solutions are at the forefront of creating a more sustainable world,” said Beauchamp. “The company is well positioned to transform industrial software and I am looking forward to taking on this leadership role.”

Mr. Beauchamp, who will join the AspenTech Board’s Nominating and Corporate Governance Committee, has been active and served on the boards of numerous non-profit, industry and civic organizations during his career, including Baylor University, Raytheon and National Oilwell Varco among others. He holds a bachelor’s degree in finance from the University of Texas at Austin and a master’s degree in management from Houston Baptist University.

About Aspen Technology
Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through our unique combination of deep domain expertise and innovation, customers in capital-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.

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